Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Historical Consolidated Financial and Other Data” and “Experts” and to the use of our reports dated February 27, 2015, except Note 13 and Note 18, as to which the date is August __, 2015, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of First Data Corporation for the registration of 000,000 shares of its Class A common stock.

Ernst & Young LLP

Atlanta, Georgia

July 20, 2015

The foregoing consent is in the form that will be signed upon the completion of the segment realignment described in Note 13 to the consolidated financial statements.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 20, 2015